Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of IDEXX Laboratories Inc.’s common stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of IDEXX Laboratories, Inc.’s amended and restated certificate of incorporation (the “certificate of incorporation”), and amended and restated by-laws (the “by-laws”), which are filed as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K. We encourage you to read that law and those documents carefully.

General

Our certificate of incorporation authorizes us to issue up to 120,000,000 shares of common stock, par value $0.10 per share, and 500,000 shares of preferred stock, par value $1.00 per share, in one or more series.

Voting Rights

The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders.

Our by-laws provide that nominees for director are elected by a majority of the votes cast in uncontested elections, and by a plurality vote standard in contested elections. We have a resignation policy applicable to any nominee who is an incumbent director who fails to receive a majority of the votes cast in an uncontested election.

Dividends

Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution.

Rights and Preferences

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions available to the common stock.

Fully Paid and Nonassessable

The common stock currently outstanding is validly issued, fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for the common stock is Equiniti Trust Company. LLC

Proxy Access

Our by-laws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of our board of directors, provided that the stockholders and nominees satisfy the requirements specified in our by-laws.

Preferred Stock

Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by Delaware law, to issue one or more series of preferred stock at any time and to fix the rights, preferences and restrictions of the preferred stock of each series, including:

•the number of shares in that series;

•the dividend rate and whether dividends on that series of preferred stock will be cumulative, non-cumulative or partially cumulative;

•the voting rights, if any;

•conversion privileges, if any;

•whether that series will be redeemable;

•whether that series will have a sinking fund for the redemption or purchase of shares of that series;

•the liquidation preference per share of that series, if any; and

•any other relative rights, preferences and limitations.

Provisions of our Certificate of Incorporation, By-laws and Delaware General Corporation Law that May Have an Anti-Takeover Effect

Delaware law, our certificate of incorporation and our by-laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Board Structure

Our certificate of incorporation and our by-laws divide our board of directors into three classes with staggered three-year terms. However, each director is subject to removal by our stockholders during the director’s term, with or without cause, by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors. Our certificate of incorporation provides that, any vacancy on our board of directors, including a vacancy resulting from an increase in the number of directors, will be filled only by vote of a majority of our directors then in office, although less than a quorum, or by a sole remaining director. Our certificate of incorporation also provides that the number of directors is to be determined by our board of directors. The classification of our board of directors, the seventy-five percent (75%) vote requirement for the removal of directors, the board of director’s ability to determine the number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent. Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the president or by the chairman of the board. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual meeting of stockholders.

Advanced Notice Procedures for Stockholder Proposals and Director Nominations

Our by-laws set forth advance notice provisions with respect to stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or special meeting of stockholders called by our board of directors for that purpose. Our by-laws also specify various requirements as to the timing, form and content of a stockholder’s notice.

Preferred Stock

As described above, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of our common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a)prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(b)upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•by persons who are directors and also officers; and

•by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include:

(1)any merger or consolidation involving (i) the corporation or a direct or indirect majority-owned subsidiary of the corporation and (ii) the interested stockholder or any other corporation, partnership or entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation any of (a), (b) or (c) above is not applicable to the surviving entity;

(2)any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or outstanding stock of the corporation or any direct or indirect majority-owned subsidiary of the corporation to or with the interested stockholder;

(3)subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder;

(4)any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is beneficially owned by the interested stockholder; or

(5)the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any person who or which beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated or associated with or controlling or controlled by the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder, and the affiliates and associates of such person.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.